February 13, 1996



Farm Bureau Life Insurance Company
5400 University Avenue
West Des Moines, IA  50266

Re:  Rule 24f-2 Notice for Farm Bureau Life Annuity Account
     Registration No. 33-67538

Gentlemen:

I have acted as counsel to Farm Bureau Life Insurance Company (the "Company") and Farm Bureau Life Annuity Account (the "Account"), in connection with the registration of an indefinite amount of securities in the form of certain deferred variable annuity contracts (the "Contracts") on Form N-4 (File No. 33-67538) under the Securities Act of 1933, as amended, and the notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, by which the registration under the Securities Act of 1933 of $7,769,216 in such securities (the "Securities") sold during 1995 was made definite.

I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Iowa and is duly authorized by the Insurance Division of the Department of Commerce of the State of Iowa to issue the Contracts.

     2. The Account is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Code (1995).

     3. Unless provided to the contrary under the contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

     4. The Securities have been legally issued and the Contracts under which they have been issued, constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Account's notice pursuant to Rule 24f-2.

Very truly yours,

MORAIN, BURLINGAME, PUGH & KOOP

/s/ Stephen M. Morain

Stephen M. Morain